Exhibit 11

               HECTOR COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        CALCULATION OF EARNINGS PER SHARE

                                                     Three Months Ended March 31
                                                     ---------------------------
Basic:                                                    2004           2003
-------                                              ------------   -----------

Income from continuing operations                    $ 1,193,565    $   732,275
Income from discontinued operations                                     394,243
                                                     -----------    -----------
Net income                                           $ 1,193,565    $ 1,126,518
                                                     ===========    ===========

Common shares:
Weighted average number of common shares outstanding   3,551,846      3,469,930
                                                     ===========    ===========


Net income per common share:
  Continuing operations                              $       .34    $       .21
  Discontinued operations                                                   .11
                                                     -----------    -----------
                                                     $       .34    $       .32
                                                     ===========    ===========

Diluted:
-------------

Income from continuing operations                    $ 1,193,565    $   732,275
Income from discontinued operations                                     394,243
                                                     -----------    -----------
Net income                                           $ 1,193,565    $ 1,126,518
                                                     ===========    ===========

Common and common equivalent shares:

Weighted average number of common shares outstanding 3,551,846 3,469,930 Dilutive effect of convertible preferred shares
  outstanding                                            220,100        220,100
Dilutive effect of stock options outstanding after
 application of treasury stock method                     92,790         49,853
Dilutive effect of Employee Stock
 Purchase Plan shares subscribed                           3,131          5,993
                                                     -----------    -----------
                                                       3,867,867      3,745,876
                                                     ===========    ===========

Diluted net income per share:
  Continuing operations                              $       .31    $       .20
  Discontinued operations                                                   .10
                                                     -----------    -----------
                                                     $       .31    $       .30
                                                     ===========    ===========